 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-226252

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed aggregate maximum offering price(1)	Amount of registration fee(2)(3)
7.50% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”)	$100,000,000	$12,980

(1)	Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on July 20, 2018 (File No. 333-226252) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act, based on the maximum aggregate offering price.

(3)	A registration fee of $6,060 was previously paid in connection with the registration of $50,000,000 of shares of our Series A Preferred Stock on the prospectus supplement dated May 8, 2019.

Supplement dated October 4, 2019
To Prospectus Supplement dated May 8, 2019
(To Prospectus dated July 20, 2018)

Up to $100,000,000

American Finance Trust, Inc.
7.50% Series A Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference $25.00 Per Share)

This supplement (this “Supplement”) supplements the prospectus supplement, dated May 8, 2019, as supplemented on June 25, 2019 (the “Prospectus Supplement”), providing for the offer and sale of shares of 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of American Finance Trust, Inc. (the “Company”) from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the Nasdaq Global Select Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to increase the aggregate offering price of Series A Preferred Stock that we may offer and sell pursuant to the Equity Distribution Agreement from $50,000,000 to $100,000,000.

Accordingly, each reference to the maximum aggregate offering price of Series A Preferred Stock that we may sell in this offering is hereby amended in this Prospectus Supplement to be $100,000,000.